Exhibit 99.4

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

AUDIT COMMITTEE CHARTER

The Audit Committee of the Board of Directors (the “Board”) of CardioVascular BioTherapeutics, Inc. (the “Corporation”) shall have the responsibilities, powers, duties and authority specified in this Charter.

1. Purpose. The Audit Committee’s purpose is to:

(a) Assist the Board’s oversight of (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the independent public accounting firm certifying the Corporation’s financial statements and (4) the performance of such firm;

(b) Assist the Board’s oversight of (1) the Corporation’s internal audit function, (2) the selection of the individuals or, if applicable, independent public accounting firm, providing internal audit services and (3) the performance of the Corporation’s internal audit function and the individuals or firm providing the internal audit services;

(c) Prepare an audit committee report for inclusion in the Corporation’s proxy statement in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Rules and Regulations”); and

(d) Oversee the Corporation’s Code of Business Conduct.

2. Composition, Appointment and Procedures.

(a) The Audit Committee shall consist of at least three members of the Board, each of whom satisfies the independence and expertise requirements of The NASDAQ Stock Market and the Rules and Regulations. At least one member should qualify as an “Audit Committee Financial Expert” as such term is defined in Item 401(h)(2) of the Rules and Regulations.

(b) No member of the Audit Committee may concurrently serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

(c) The members of the Audit Committee shall be appointed by the Board and shall continue to act until their successors are appointed. Members shall be subject to removal at any time by the Board.

(d) The Audit Committee shall meet at least [four] times each year, including at least one time in executive session without the employee directors. At such meetings, the Audit Committee shall discuss such audit matters as the Audit Committee deems appropriate with the Corporation’s senior accounting officers and independent public accountant, discuss such internal audit matters as the Audit Committee deems appropriate with the Corporation’s senior internal audit executive and discuss such corporate compliance matters as the Audit Committee deems appropriate with the Chief Compliance Officer.

(e) Periodically (at its regularly scheduled meetings or any special meeting), the Audit Committee shall meet separately with each of the Corporation’s management, with the independent public accountants and with the Corporation’s senior internal audit executive.

(f) The Audit Committee may delegate any of its duties to a subcommittee comprising one or more members of the Audit Committee.

3. Duties and Responsibilities with Respect to Audit and Accounting. The Audit Committee shall:

(a) Prior to filing with the Securities and Exchange Commission, review and discuss with the Corporation’s management and independent public accountant: (1) the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, (2) the scope and results of the audit and (3) matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” and the Rules and Regulations;

(b) Review and discuss with the Corporation’s management and independent public accountant (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management and/or the independent public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation’s financial statements; (4) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information) and (5) any financial information and earnings guidance provided to analysts and rating agencies.

(c) Review with the Corporation’s independent public accountant any audit problems or difficulties and management’s response, including: (1) any restrictions on the scope of the independent public accountant’s activities, (2) any restriction on the independent public accountant’s access to requested materials, (3) any significant disagreements with management and (4) any material audit differences that the independent public accounting firm noted or proposed but for which the Corporation’s financial statements were not adjusted;

(d) Resolve any disagreements between the independent public accounting firm and Corporation’s management regarding financial reporting;

(e) Discuss with the Corporation’s management, independent public accountant and senior internal audit executive the adequacy of the Corporation’s internal accounting, financial and operating controls;

(f) Review all reports submitted to the Audit Committee by the Corporation’s internal audit department and management’s responses to such reports;

(g) Evaluate the performance and qualifications of the individuals, or if applicable, the independent public accounting firm, providing the internal audit services;

(h) Review the appointment and replacement of the senior internal audit executive and the annual internal audit plan of work; and

(i) Report to the Board with respect to the foregoing.

4. Specific Responsibilities with Respect to the Corporation’s Independent Public Accounting Firm. The Corporation’s independent public accounting firm is ultimately accountable to the Board and shall report directly to the Audit Committee. The Audit Committee shall have the sole authority and responsibility to retain, appoint, oversee, evaluate and, where appropriate, terminate and replace the Corporation’s independent public accounting firm. In furtherance of these responsibilities:

(a) The Audit Committee shall annually evaluate the independent public accounting firm’s qualifications, performance and independence;

(b) The Audit Committee shall recommend to the stockholders for ratification the independent public accounting firm retained by the Audit Committee to audit the books, records and accounts of the Corporation and its consolidated subsidiaries;

(c) The Audit Committee shall review and approve the compensation and terms of engagement of the Corporation’s independent public accounting firm before the firm provides any audit, audit-related, tax or permitted non-audit services, unless otherwise provided in the Audit Committee’s policies and procedures consistent with the Rules and Regulations;

(d) At least annually, the Audit Committee shall obtain and review a report by the independent public accounting firm describing: (1) the firm’s internal quality control procedures, (2) any material issues raised by the firm’s most recent internal quality control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (3) all relationships between the firm and the Corporation;

(e) At least annually, the Audit Committee should review and evaluate the lead partner of the independent accounting firm and ensure the rotation of partners in accordance with the Rules and Regulations;

(f) At least annually, the Audit Committee should consider the advisability of rotating the independent accounting firm in order to maintain independence between the independent accounting firm and the Corporation;

(g) The Audit Committee shall set clear hiring policies for employees or former employees of the Corporation’s independent public accounting firm; and

(h) The Audit Committee shall report to the Board with respect to the foregoing.

5. Additional Powers, Duties and Authority. The Audit Committee shall also:

(a) Oversee all matters relating to the Corporation’s Code of Business Conduct;

(b) Establish, monitor and review the Corporation’s procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and (2) the confidential, anonymous submission by the Corporation’s employees of concerns regarding accounting or auditing matters;

(c) Obtain from the independent public accountant assurance that they are not aware of any illegal act that has or may have occurred, other than illegal acts that are clearly inconsequential;

(d) Discuss with the Corporation’s management the Corporation’s guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures and the steps management takes to monitor and control such exposures;

(e) Prepare the report required by the Rules and Regulations to be included in the Corporation’s annual proxy statement;

(f) Review with the Corporation’s counsel legal matters that may have a material impact on the financial statements, the Corporation’s Code of Business Conduct and any material reports or inquiries received from regulators or governmental agencies;

(g) As the Audit Committee may deem appropriate, retain and terminate any legal, accounting or other consultants, who shall report directly to the Audit Committee, on such terms and conditions, including fees, as the Audit Committee in its sole discretion shall approve;

(h) Request that any of the Corporation’s officers, employees, outside counsel or independent public accountants attend any meeting of the Audit Committee or meet with any of the Audit Committee’s members or consultants;

(i) Annually review the Audit Committee’s Charter and performance, which shall include evaluating each member’s qualifications, attendance, understanding of the Audit Committee’s responsibilities and contribution to the functioning of the Audit Committee, and recommend any proposed changes to the Board for approval;

(j) Report to the Board with respect to the foregoing; and

(k) Maintain a copy of this Charter on the Corporation’s web site at www.cvbt.com.